Exhibit 2.1

THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Third Amendment to the Agreement and Plan of Merger, as amended (this “Amendment”) is effective as of April 30, 2020.

WHEREAS, Net Element, Inc., a Delaware corporation (“Parent”), Mullen Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Mullen Technologies, Inc., a California corporation (the “Company”), are parties to that certain Agreement and Plan of Merger, dated as of August 4, 2020, as amended by that certain First Amendment dated as of December 29, 2020 and that certain Second Amendment dated as of March 30, 2021 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 8.01(b) of the Agreement provides that the Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company and/or the stockholders of Parent, by either Parent or the Company if the Merger Effective Time shall not have occurred on or before April 30, 2021 (the “Outside Date”).

WHEREAS, the parties wish to extend the Outside Date subject to the terms detailed herein.

WHEREAS, Section 8.03 of the Agreement permits the Agreement to be amended by amendment in writing signed by Parent, Merger Sub and the Company.

WHEREAS, each of the Parent Board, the Merger Sub Board and the board of directors of the Company has approved and adopted this Amendment.

NOW THEREFORE, in consideration of the mutual covenants contained herein, Parent, Merger Sub and the Company hereby agree that the Agreement shall be amended as follows:

1.             Recitals. All of the recitals contained herein are true and correct and are incorporated herein by this reference.

2.             Amendments.

(a)         Subsection (b) of Section 8.01 of the Agreement is hereby amended and restated in its entirety as follows:

“(b) by either Parent or the Company if the Merger Effective Time shall not have occurred on or before May 31, 2021; or”

3.             Limited Effect. Except as expressly amended and modified by this Amendment, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

4.             Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with and governed by the internal laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

5.             Counterparts. This Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Amendment.

[Signatures are on next page.]

IN WITNESS WHEREOF, the parties to this Amendment have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first set forth above.

MULLEN TECHNOLOGIES, INC.

By:   /s/ David Michery________

Name: David Michery

Title: Chief Executive Officer

NET ELEMENT, INC.

By:   /s/ Oleg Firer_____________

Name: Oleg Firer

Title: Chief Executive Officer

MULLEN ACQUISITION, INC.

By:   /s/ Oleg Firer_____________

Name: Oleg Firer

Title: President